Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of Independent Bank Corp of our report dated June 11, 2012, on the consolidated statement of financial condition of Mayflower Bancorp, Inc. and Subsidiary as of March 31, 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the transition period then ended, appearing in the Annual Report on Form 10-K for Mayflower Bancorp, Inc. for the fiscal year ended March 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Parent, McLaughlin & Nangle

Parent, McLaughlin & Nangle Certified Public Accountants, Inc.

Boston, Massachusetts

July 11, 2013